FIRST AMENDMENT TO THE
                      PRINCIPAL SPECIAL MARKETS FUND, INC.
                          INVESTMENT SERVICE AGREEMENT

The Investment Service Agreement ("Agreement") by and between Principal Special Markets Fund, Inc., an open-end investment company formed under the laws of Maryland, Princor Management Corporation, an Iowa corporation, and Principal Mutual Life Insurance Company, a specially chartered Iowa life insurance company, was executed on the 22nd day of April, 1993.

     WHEREAS,   The   Agreement   contemplates   the   addition  of   Portfolios
("Portfolios") to the Fund, and

     WHEREAS, The Board of Directors of the Fund has adopted Resolutions to add Portfolios to the Fund, and

     WHEREAS,   Principal  Special  Markets  Fund,  Inc.,   Princor   Management
Corporation and Principal Mutual Life Insurance Company wish the provisions of the Agreement to extend to the additional Portfolios:

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. The Agreement shall be effective with respect to the International Emerging Markets Portfolio as of the _1st_ day of __November_____, 1997.

     2. The Agreement shall be effective with respect to the International SmallCap Portfolio as of the _1st_ day of __November_______, 1997.


Executed this ___1st__ day of ___November_____, 1997

                                  Principal Special Markets Fund, Inc.


                                  by:____/s/ A. S. Filean_____________

                                  Princor Management Corporation


                                  by:___/s/ S. L. Jones_______________

                                  Principal Mutual Life Insurance Company


                                  by:__/s/ Ronald E. Keller___________